Exhibit 99.1

NEWS RELEASE

6385 Old Shady Oak Road
Eden Prairie, Minnesota 55344 USA
952-443-2500

CONTACTS:	For Immediate Release
Anthony J. Fant, CEO
Steve E. Tondera, Jr., CFO

HEI, INC. ANNOUNCES NEW BOARD MEMBERS AND MANAGEMENT CHANGES

MINNEAPOLIS, January 7, 2003 — HEI, Inc. (Nasdaq: HEII, www.heii.com) HEI, Inc. today announced the appointment of two new Board members and changes to the management structure of the Company.

Mr. Dennis Leisz and Mr. Timothy Floeder were appointed to HEI Board to replace Mr. Edwin Finch and Mr. David Ortlieb. Mr. Leisz is the founder of Wavecrest Corporation, a manufacturer of test and measurement instruments for the design and production of electrical optical components and systems. Mr. Leisz has acted as President and Chief Executive Officer of Wavecrest since its inception in May 1985, and as its Treasurer since April 1992. Mr. Floeder has worked in the Twin Cities as an investment banker from October 1996 through the fall of 2002, mostly recently as Managing Director of Miller Johnson Steichen Kinnard, Inc. and previously with R. J. Steichen & Co. Mr. Floeder has also held financial management and public accounting positions, including audit experience.

HEI Chief Executive Officer, Anthony Fant stated “We are very excited to have Dennis and Tim on our Board. They each bring unique strengths to the Company and also enhance the independence of our Board. Both Dennis and Tim will serve on our Audit Committee. I know their experience, expertise and relationships in the community, given that they both have primary residences in the Twin Cities area, will serve us well. We appreciate the service Ed Finch and David Ortlieb provided during the past four years and wish them well in their future endeavors.”

In line with the Company’s efforts to reduce costs and improve revenue, Stephen Petersen was promoted to Chief Operating Officer and Simon Hawksworth was recruited to join the Company as Vice-President of Sales and Marketing. The office of President, previously held by Don Reynolds has been combined with the office of the CEO. Mr. Petersen has been with the Company since 1998 and is responsible for all of HEI’s operations. Mr. Hawksworth was previously Vice President of Sales and Marketing at InnovaComm Technologies, Inc, a microelectronics manufacturing company and a spin-off of Maxtek, a wholly owned subsidiary of Tektronix. Mr. Hawksworth served Maxtek in a variety of positions from Business Development Manager through Director and Vice President of Sales and Marketing.

Commenting on the new management, Mr. Fant said, “These changes in our management structure streamline our operations and increase flexibility inside the organization improving our ability to react quickly to changes in our business. We expect bottom line improvement as a result of these changes and I’m confident Stephen and Simon will strengthen our management team.”

HEI, Inc. specializes in the design and manufacture of high performance, ultra miniature microelectronic devices and high-technology products incorporating those devices. HEI contributes to its customers’ competitiveness in the hearing, medical, communications, wireless and contact smart cards, other RF applications, and industrial markets through innovative design solutions and by the application of state-of-the art materials, processes and manufacturing capabilities.
Corporate Headquarters	6385 Old Shady Oak Road, Suite 280, Eden Prairie, MN 55344
Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including statements as to the financial results that may be obtained through the changes in management structure, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.